Exhibit 99.1

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8800 voice

(503) 268-8193 fax

LATTICE SEMICONDUCTOR CORPORATION ANNOUNCES

APPOINTMENT OF TWO NEW DIRECTORS

HILLSBORO, OR - January 27, 2005 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced the appointment of two new members to its Board of Directors.

Patrick S. Jones, 60, is the former Chief Financial Officer of Gemplus SA and former Vice President, Finance and Corporate Controller of Intel Corporation. At Intel, Mr. Jones was responsible for all worldwide accounting, financial reporting, financial systems and controls. He was also previously Chief Financial Officer for LSI Logic Corporation. Mr. Jones has extensive experience with public and private technology boards and currently sits on the Boards of Genesys SA, Liberate Technologies, SmartTrust AB and Trema NV.

David E. Coreson, 58, a 38-year technology industry veteran, is the former Senior Vice President of Tektronix where he was in charge of a 2,500-person organization, including operations in China, Japan and Germany. His responsibilities included Worldwide Manufacturing, Worldwide Customer Service, Central Engineering, Tek-Japan, Tek-China and MaxTek (a wholly owned subsidiary of Tektronix which manufactures custom hybrids).

“Lattice is honored to have Pat Jones and Dave Coreson join its Board of Directors. Their broad-based financial and operating experience and leadership positions in the worldwide technology industry make them excellent additions to our Board,” said Cyrus Tsui, Lattice’s Chairman and Chief Executive Officer. “I am confident that they will play an important role and make meaningful contributions as independent members of our Board and its committees.”

About Lattice Semiconductor

Lattice Semiconductor Corporation designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGA), Field Programmable System Chips (FPSC) and high-performance Programmable Logic Devices (PLD), including Complex Programmable Logic Devices (CPLD), Programmable Mixed-Signal Products (ispPAC™), and Programmable Digital Interconnect (ispGDX™).  Lattice also offers industry leading SERDES products.  Lattice is “Bringing the Best Together” with comprehensive solutions for today’s system designs, delivering innovative programmable silicon products that embody leading-edge system expertise.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the fields of communications,

computing, consumer, industrial and military systems.  Company headquarters are located at 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, USA; telephone 503-268-8000, fax 503-268-8037.  For more information about Lattice Semiconductor Corporation, visit http://www.latticesemi.com

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), ISP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.